Exhibit 99.1

Hawthorn Bancshares, Inc. Announces Appointment of Grant Burcham to its Board of Directors.
Jefferson City, MO — April 29, 2026 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), announced today that Grant Burcham has been appointed to the Board of Directors of the Company and its subsidiary, Hawthorn Bank, effective April 29, 2026. Mr. Burcham was elected as a Class III director on the Company's board of directors, and he will hold office for a term expiring at the Company’s 2028 annual meeting of shareholders.
Burcham is a Kansas City–based investor, entrepreneur, and former community banking leader with more than three decades of executive experience. He currently serves as Managing Partner of Big Bear Ventures and Chairman of CyTek Corporation, a managed IT and cybersecurity services provider. Burcham previously spent 34 years at Missouri Bank & Trust (“mobank”), where he served as Chairman and CEO and led the bank’s impressive growth before its sale to BOK Financial in 2016. From 2018 until recently, Burcham served on the board of directors for Country Club Bank.
Burcham is focused on private investment, mentorship, and board leadership, playing an active role in the regional business community. He acquired CyTek in 2021 and helped transform it into a fast-growing technology company. Burcham has been recognized as Ernst & Young’s Entrepreneur of the Year and named to the Kansas City Business Journal’s Power 100.
“We are excited to welcome Grant to our board,” said Brent Giles, Chief Executive Officer of Hawthorn Bancshares, Inc. “He brings a rare combination of entrepreneurial vision and operational discipline. His experience running and growing mobank and his success as an investor make him an ideal addition to our board.”
“I’m excited to join the board and support Hawthorn’s continued growth. This is a talented team with a clear vision, and I look forward to contributing my experience as they build on their momentum,” said Burcham.
About Hawthorn Bancshares, Inc.
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank, which has served families and businesses for more than 160 years. Hawthorn Bank has multiple locations, including in the greater Kansas City metropolitan area, Jefferson City, Columbia, Springfield, and Clinton.

Exhibit 99.1
Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.